Exhibit 10.11

STIPULATION REGARDING WATER TREATMENT OBLIGATIONS
THIS STIPULATION (as it may be amended or modified from time to time, this “Stipulation”) is made and entered into as of July 12, 2016, by and among: (a) Alpha Natural Resources, Inc. (“ANR”), on behalf of itself and its debtor-affiliates (collectively with ANR, the “Debtors” or, when used in reference to such Debtors on or after the Effective Date (as defined herein), the “Reorganized Debtors”); (b) Contura Energy, Inc. (the “Purchaser”); (c) Citicorp North America, Inc. (the “First Lien Agent”); and (d) the United States Environmental Protection Agency (“EPA” and, collectively with the Debtors, the Purchaser and the First Lien Agent, the “Parties”).
WHEREAS, on August 3, 2015, the Debtors each filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”), which cases are being jointly administered under case number 15-33896 (KRH) (collectively, the “Chapter 11 Cases”);
WHEREAS, on May 25, 2016, the Debtors filed the Second Amended Joint Plan of Reorganization of Debtors and Debtors in Possession in the Chapter 11 Cases (as it may be modified, supplemented or amended, the “Plan”), the solicitation version of which is attached as Exhibit A to the Notice of Filing of Solicitation Versions of (A) Second Amended Joint Plan of Reorganization and (B) Related Second Amended Disclosure Statement (Docket No. 2594);
WHEREAS, on March 5, 2014, the United States of America, on behalf of EPA, and several states (collectively the “Government Plaintiffs”) filed Civil Action No. 2:14-cv-11609 (the “EPA Action”) in the United States District Court for the Southern District of West Virginia (the “West Virginia Court”) alleging that ANR and various subsidiaries (collectively, the “Complaint Debtors”) violated Sections 301 and 402 of the Federal Clean Water Act, 33 U.S.C. §§ 1311 and 1342 (the “Clean Water Act”), and analogous state provisions by discharging pollutants in violation of various of the Complaint Debtors’ National Pollutant Discharge Elimination System (“NPDES”) permits or without obtaining NPDES permits.
WHEREAS, on November 26, 2014, the West Virginia Court approved a consent decree (the “EPA Consent Decree”) between the Government Plaintiffs, and the Complaint Debtors and certain additional Debtors (collectively, the “Signatory Debtors”) resolving the EPA Action.
WHEREAS, the EPA Consent Decree applies to the Signatory Debtors’ Facilities and Future Facilities (as such terms are defined in the EPA Consent Decree) located in Kentucky, Pennsylvania, Tennessee, Virginia and West Virginia.
WHEREAS, pursuant the EPA Consent Decree, including the appendices attached thereto, may be modified only by a subsequent written agreement signed by all parties thereto. Where the modification constitutes a material change to the EPA Consent Decree, the modification shall be effective only upon approval by the West Virginia Court.
WHEREAS, the Debtors are parties to a transaction (the “Sale Transaction”) pursuant to that certain Asset Purchase Agreement (including all schedules and exhibits associated therewith) with the Purchaser and attached as Exhibit I.A.250 to the Plan to be entered into on or prior to the Effective Date (as defined in the Plan) providing for (a) the sale of certain of the Debtors’ assets (collectively, the “Purchased Assets”) to the Purchaser, (b) the assumption of certain of the Debtors’ liabilities by the Purchaser, (c) the transfer to the Purchaser of certain permits and (d) certain transactions necessary to effectuate the foregoing;
WHEREAS, the Debtors intend that the Reorganized Debtors will retain substantially all of the Debtors’ coal mining assets that are not sold pursuant to the Sale Transaction (collectively, the “Retained Assets”);
WHEREAS, contemporaneously herewith, the Debtors and the Purchaser have entered into: (a) that certain Reclamation Funding Agreement (the “Reclamation Funding Agreement”) with the applicable regulatory authorities (collectively, the “Regulatory Authorities”) for each of the states where the Reorganized Debtors will have Retained Assets following the Effective Date (collectively, the “States”) providing for, and allocating among the Regulatory Authorities, certain funds from the Purchaser and the Reorganized Debtors to support the Reorganized Debtors’ performance of their reclamation obligations; and (b) separate settlement agreements (collectively, the “State Settlement Agreements”) with each of the Regulatory Authorities to define the terms and framework for accomplishing mine land reclamation and associated environmental restoration in their respective states in accordance with the Surface Mining Control and Reclamation Act of 1977, as amended, 30 U.S.C. §§ 1201, et seq., its state analogues and other applicable mining and environmental related statutes and regulations;
WHEREAS, the State Settlement Agreement with respect to the State of Tennessee contemplates that, following the Effective Date, the Reorganized Debtors shall work in good faith with the United States Department of the Interior, Office of Surface Mining, Reclamation and Enforcement, in its capacity as the regulatory authority over surface mining operations in the State of Tennessee to establish a water treatment trust (the “Tennessee Water Treatment Trust”) to fund the performance of the Reorganized Debtors’ water treatment obligations in the State;
WHEREAS, the Parties desire to enter into this Stipulation to define the framework and funding for the fulfillment of the Reorganized Debtors’ and the Purchaser’s obligations under the EPA Consent Decree;
WHEREAS, the terms of this Stipulation are incorporated into the Plan, and the Parties intend that this Stipulation shall be subject to approval by the Bankruptcy Court in connection with confirmation of the Plan;

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the Parties hereto agree as follows:
1. Definitions. Capitalized terms used but not defined herein shall have the meanings given to them in the Plan.
2. Assumption of Consent Decree Obligations
(a) The Reorganized Debtors shall assume their obligations under the EPA Consent Decree with respect to all of the Retained Assets. Notwithstanding anything to contrary herein, the Debtors shall continue to pay all stipulated penalties accruing under the EPA Consent Decree from August 3, 2015 through the Effective Date for both the Retained Assets and Purchased Assets. After the Effective Date, (a) the Reorganized Debtors shall pay all stipulated penalties accruing with respect to the Retained Assets and (b) the Purchaser shall pay all stipulated penalties accruing pursuant to subparagraph (b) hereof.
(b) The Advanced Water Treatment obligations at the Cumberland and Emerald mines will pass to one or more subsidiaries of the Purchaser, and such subsidiaries will comply with all Consent Decree obligations except for those set forth in Section V (Civil Penalty), Section VII (Injunctive Relief), Section VIII (Selenium Injunctive Relief), Paragraph 97(a)-(d) & (h), Paragraph 98, Paragraphs 116-118 and Appendices A and B. Such subsidiaries will agree to a modification of Paragraph 161 to provide that they may serve a request for termination of the Consent Decree only after completing the requirements of Section IX (Osmotic Pressure Injunctive Relief) and thereafter maintaining consistent satisfactory compliance with the Consent Decree for a period of two years.
(c) The Debtors will continue to cooperate and work in good faith with EPA to develop appropriate modification language with respect to the assumption of obligations under the Consent Decree by the Reorganized Debtors and the Purchaser, as applicable.
(d) Nothing herein shall relieve the Debtors of their obligation to ensure that the Advanced Water Treatment requirements at the Cumberland and Emerald mines are implemented unless and until a modification of the EPA Consent Decree is entered by the West Virginia Court providing for assumption of those obligations by the Purchaser.
3. Funding of the Reorganized Debtors’ Water Treatment Obligations
(a) The Reorganized Debtors will provide EPA and the Regulatory Authorities for the states in which their water treatment occurs (i) an annual summary of the expenditures on their water treatment for the previous year, (ii) an explanation of any material deviance (greater than 20%) in such expenditures from the prior year and (iii) a certification of a senior executive officer that an amount sufficient to cover the water treatment costs expected to occur in the following year has been included in the budget for that year. In addition, the Reorganized Debtors will provide EPA with copies of any budgets delivered to the Regulatory Authorities in accordance with the terms of the State Settlement Agreements.
(b) The First Lien Lender Contribution
(i) On the Effective Date, the Reorganized Debtors, with the consent of the First Lien Lenders, shall pay from the First Lien Lenders’ collateral an additional $5 million (which otherwise would have been part of the First Lien Lender Distribution) to support the Reorganized Debtors’ compliance with their water treatment obligations (the “First Lien Lender Contribution”).
(ii) The First Lien Lender Contribution will be allocated equally among the States to be used for water treatment and other approved projects to improve water quality.
(iii) On or prior to the Effective Date, the Reorganized Debtors shall create either of the following accounts (in either case, a “Water Treatment Restricted Cash Account”) with respect to each State to receive such State’s share of the First Lien Lender Contribution: (i) a segregated subaccount within the each State’s Restricted Cash Reclamation Account (as defined in the applicable State Settlement Agreement); or (ii) a separate segregated restricted cash account.
(c) The Reorganized Debtor Contribution
(i) The Reorganized Debtors shall contribute $15 million into the Water Treatment Restricted Cash Accounts from 2017 through 2023 (the “Reorganized Debtor Contribution”) to fund compliance with their water treatment obligations.
(ii) The Reorganized Debtor Contribution shall be paid in the following annual total amounts in equal quarterly installments on the first day of each calendar quarter beginning on July 1, 2017:

YEAR	PAYMENT DATES	AGGREGATE ANNUAL PAYMENT AMOUNT
2017	July 1, October 1	$1,000,000
2018	January 1, April 1, July 1, October 1	$1,500,000
2019	January 1, April 1, July 1, October 1	$2,500,000
2020	January 1, April 1, July 1, October 1	$2,500,000
2021	January 1, April 1, July 1, October 1	$2,500,000
2022	January 1, April 1, July 1, October 1	$2,500,000
2023	January 1, April 1, July 1, October 1	$2,500,000
Total		$15,000,000

(iii) The Reorganized Debtor Contribution for 2017 shall be divided equally among the States. Thereafter, (x) Reorganized Debtors shall provide twenty percent of the Aggregate Annual Payment Amount to the Tennessee Water Treatment Trust until such requirement is terminated pursuant to subparagraph (iv) below, and (y) the remainder of the annual Reorganized Debtors Contribution shall be divided among the other states according to the percentage of actual expenditures on water treatment in each State in the prior year; provided that, each state shall receive a minimum of at least $25,000 each year. The Reorganized Debtors will track their spending on water treatment in each State and submit a report to the applicable Regulatory Authority and EPA by September 30 of each year detailing such expenditures for the period from July 1 to June 30 of the previous year. The foregoing provision shall be included in the Reclamation Funding Agreement.
(iv) Once the Tennessee Water Treatment Trust has been fully funded in accordance with its terms, subsequent Reorganized Debtor Contribution amounts shall be allocated among the other States in accordance with Section 3(c)(iii)(y) hereof.
(d) The Reorganized Debtors will cooperate and work in good faith with each Regulatory Authority to develop the minimum balance (the “Minimum Balance”) that will be maintained in the Water Treatment Restricted Cash Account for that State. The Minimum Balance may be adjusted by agreement between the Reorganized Debtors and the applicable Regulatory Authority on an annual basis; provided that, nothing herein requires the Reorganized Debtors to designate more than $1,000,000 as the aggregate amount of Minimum Balances among the Water Treatment Restricted Cash Accounts in 2016. The Reorganized Debtors shall provide EPA with a copy of the written agreement that establishes the Minimum Balance for each State.
(e) Funds in the Water Treatment Restricted Cash Accounts that are in excess of the Minimum Balance established for that account may be utilized to pay for water treatment expenses, water treatment system installations and reclamation activities that benefit water quality. The use of funds for water treatment expenses, including, without limitation, funds expended on chemicals, utilities, pond cleaning and maintenance of structures and systems, shall be included in the Semi-Annual Budget (as defined in the State Settlement Agreements) provided to the Regulatory Authority and EPA but shall not require the prior approval of the applicable Regulatory Agency or EPA. Any use of funds to install water treatment systems or to conduct reclamation activities that will benefit water quality shall be subject to the budgeting and approval provisions of the Reclamation Funding Agreement. EPA and the applicable Regulatory Authority shall have the right to audit all expenditures from the Water Treatment Restricted Cash Accounts.
(f) For the avoidance of doubt, the funding to be provided to the Water Treatment Restricted Cash Accounts pursuant to this Stipulation or to the Restricted Cash Reclamation Accounts (as defined in the Reclamation Funding Agreement) pursuant to the Reclamation Funding Agreement shall be used solely to fund the Reorganized Debtors’ obligations thereunder and shall not be used to assist or subsidize the Purchaser’s compliance with the EPA Consent Decree.
(g) The Reorganized Debtors hereby acknowledge their obligation to conduct water treatment and otherwise fully comply with applicable NPDES Permits, the Clean Water Act, and analogous state provisions with respect to the Retained Assets, without any limitation relating to the dollar amounts included in or required to be deposited by this Stipulation.
4. Releases.
(a) EPA agrees that, as of the Effective Date:
(i) EPA shall and does hereby release the Debtors’ directors, officers and employees and the First Lien Lenders, the First Lien Agent, the DIP Lenders, the DIP Agent and any affiliate of any of the foregoing and their respective directors, officers and employees for any civil claims, violations or conditions under the Clean Water Act relating to the Debtors’ assets and operations arising prior to the Effective Date, provided, however, that nothing in the foregoing shall release or affect the liability of (A) any director, officer or employee of the Reorganized Debtors for any claims or violations with respect to Retained Assets arising after the Effective Date, whether or not the conditions giving rise to such claims or violations arose prior to or after the Effective Date, or (B) any director, officer or employee of the Purchaser for any claims or violations with respect to the Purchased Assets arising after the Effective Date, whether or not the conditions giving rise to such claims or violations arose prior to or after the Effective Date.
(ii) EPA shall and does hereby release the Purchaser, all of its subsidiaries and their respective directors, officers and employees for (A) any civil claims, violations or conditions under the Clean Water Act relating to the Retained Assets arising prior to the

Effective Date and (B) any civil claims or violations under the Clean Water Act relating to the Purchased Assets arising prior to the Effective Date, provided, however, that nothing in the foregoing shall release or affect any liability or obligation of the Purchaser, any of its subsidiaries or any director, officer or employee thereof for any claims or violations with respect to the Purchased Assets under the Clean Water Act to which the Purchaser, its subsidiaries, or any director, officer, or employee thereof is subject to because the Purchaser or any of its subsidiaries is the owner, lessee, permittee, controller, or operator of real property or a mining operation after the Effective Date (whether or not such liability, obligation, claim or cause of action is based in whole or in part on acts or omissions prior to the Effective Date), and further provided that the Purchaser, its subsidiaries, or any director, officer, or employee thereof shall not be liable for penalties or fines for days of violation prior to the Effective Date. For avoidance of doubt, none of: (A) the relationships between the Reorganized Debtors and the Purchaser based on the post-Effective Date temporary exchange of administrative and other similar ministerial services and temporary ministerial collaboration between the Reorganized Debtors and the Purchaser, in each case solely to the extent necessary to effectuate the Sale Transaction; (B) the funding obligations of the Purchaser arising under the Reclamation Funding Agreement; or (C) the consummation of the Sale Transaction, shall be construed to classify or give any right to EPA to classify or treat the Purchaser or its subsidiaries or their respective shareholders, directors, officers or employees as an owner or controller of the Reorganized Debtors.
(iii) EPA shall and does hereby release the Reorganized Debtors and their directors, officers and employees for any civil claims, violations or conditions with respect to the Purchased Assets under the Clean Water Act, except to the extent that the Reorganized Debtors or their directors, officers, employees and agents are also employed by, or are otherwise the owner, lessee, permittee, controller, or operator of the Purchased Assets or the Purchaser after the Effective Date, and except as provided in Paragraph 2(d) herein. For avoidance of doubt, none of: (A) the relationships between the Reorganized Debtors and the Purchaser based on the post-Effective Date temporary exchange of administrative and other similar ministerial services and temporary ministerial collaboration between the Reorganized Debtors and the Purchaser, in each case solely to the extent necessary to effectuate the Sale Transaction; (B) the funding obligations of the Purchaser arising under the Reclamation Funding Agreement; and (C) the consummation of the Sale Transaction, shall be construed to classify or give any right to EPA to classify or treat the Reorganized Debtors or their subsidiaries or their respective shareholders, directors, officers or employees as an owner or controller of the Purchaser.
(b) The language attached hereto as Annex A shall be incorporated into the Plan and the order confirming the Plan (the “Confirmation Order”).
5. Events of Default.
(a) Each of the following (each, an “Event of Default”) shall constitute an event of default under this Stipulation:

(i) The failure of the Reorganized Debtors, with the consent of the First Lien Lenders, to make the First Lien Lender Contribution within ten days after it is due in accordance with the terms of this Stipulation;
(ii) The failure of the Reorganized Debtors to timely contribute any Reorganized Debtor Contribution within ten days after the date that such contribution is due in accordance with the terms of this Stipulation;
(iii) The failure of the Reorganized Debtors or the Purchaser to timely comply with their obligations in accordance with EPA Consent Decree, and any modifications or amendments; and
(iv) The filing by the Reorganized Debtors of a voluntary petition for relief under the Bankruptcy Code, or the filing against the Reorganized Debtors of an involuntary petition that is not dismissed within 60 days.
(b) If an Event of Default occurs, EPA may provide notice to the Reorganized Debtors and the Purchaser of such Event of Default (the “Notice of Default”). The Reorganized Debtors and the Purchaser shall have until the date that is 30 days from the date of their receipt of the Notice of Default (the “Cure Deadline”) to cure any Event of Default arising pursuant to Section 5(a)(iii) hereof.
(c) Upon the occurrence of an Event of Default and, with respect to any Event of Default arising pursuant to Section 5(a)(iii) hereof, its continuation until after the Cure Deadline, EPA may:
(i) terminate this Stipulation;
(ii) deliver a notice of termination of the right to use cash in the Water Treatment Restricted Cash Accounts and require that all funds in such accounts be delivered to the applicable Regulatory Authority;
(iii) take any other regulatory or enforcement action permitted by law.
(d) EPA shall not be required upon the occurrence of an Event of Default to take any or all of the foregoing actions, and its failure to do so at any time shall not constitute a waiver on the part of EPA of any right to take any action upon the occurrence of any Event of Default.
(e) The termination of this Stipulation shall have no effect on the obligations of the Reorganized Debtors and the Purchaser hereunder or the obligations of the Reorganized Debtors and the Purchaser under the Reclamation Funding Agreement, or any of the releases granted under this Stipulation.
(f) Nothing in this Stipulation shall be deemed or construed to limit or otherwise affect the authority or ability of EPA to take regulatory action against the Reorganized Debtors with respect to any mines owned or operated by Reorganized Debtors after the

Effective Date, whether before, during, or after the occurrence of an Event of Default or in the absence of an Event of Default.
(g) Nothing in this Stipulation shall be deemed or construed to limit or otherwise affect the authority or ability of EPA to take regulatory action against the Purchaser with respect to any mines owned or operated by the Purchaser after the Effective Date, whether before, during, or after the occurrence of an Event of Default or in the absence of an Event of Default.
(h) An Event of Default by the Reorganized Debtors of the type described in Section 5(a)(ii) through (iv) shall not be construed to require the Purchaser to cure such defaults or otherwise make the Purchaser liable for such defaults. Similarly, an Event of Default by the Purchaser of the type described in Section 5(a)(iii) hereof shall not be construed to require the Reorganized Debtors to cure such default or otherwise make the Reorganized Debtors liable for such default.
6. Conditions to Effectiveness. The following shall be conditions to the effectiveness of this Stipulation:
(a) This Stipulation shall have been approved by the Bankruptcy Court;
(b) The Plan, as it may be amended consistent with the terms of this Stipulation, shall be confirmed on or before July 15, 2016;
(c) The Effective Date shall occur on or before July 31, 2016;
7. Stipulation and the Plan. This Stipulation shall be incorporated by reference into the Confirmation Order. To the extent this Stipulation conflicts or is otherwise inconsistent with the terms of the Plan or the Confirmation Order, the Stipulation shall govern.
8. Third Party Beneficiaries. The Parties acknowledge and agree that nothing in this Stipulation is intended to benefit or create any right or cause of action in, or on behalf of, any person other than the Parties hereto (and their affiliated persons and entities who are intended to be beneficiaries of the releases and settlements set forth herein).
9. Successors and Assigns. The provisions of this Stipulation shall be binding on the Parties and their successors and assigns, including any trustee appointed under the Bankruptcy Code and shall inure to the benefit of the Parties and their successors and assigns.
10. Entire Agreement. This Stipulation, together with all documents and other agreements referenced herein, including the EPA Consent Decree, constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof, and there are no representations, understandings, or agreements relative hereto which are not fully expressed herein or therein.

11. Governing Law. This Stipulation shall be governed by and construed under federal law without regard for the conflicts of laws provisions thereof.
12. Authority and Validity. Each non-governmental Party otherwise represents, warrants and acknowledges, as of the Effective Date and, in the case of the Debtors, subject to approval by the Bankruptcy Court, that: (a) it has all the requisite authority (i) to execute and deliver this Stipulation and the other documents and instruments contemplated hereby, to which it is contemplated to be a party, (ii) to perform its obligations under this Stipulation and the other documents and instruments contemplated hereby to which it is contemplated to be a party and (iii) to consummate the transactions contemplated herein and therein; (b) such Party’s execution and delivery of, and performance under, this Stipulation and the other documents and instruments contemplated hereby to which it is contemplated to be a party and the consummation of the transactions contemplated herein and therein have been duly authorized by all necessary action, and no other action or proceeding is necessary to authorize and approve this Stipulation or the other documents and instruments contemplated hereby to which it is contemplated to be a party or any of the transactions contemplated herein or therein; (c) this Stipulation has been duly executed and delivered by such Party and constitutes a legal, valid and binding agreement by it, enforceable against it in accordance with the terms of this Stipulation; and (d) the execution, delivery and performance by such Party (when such performance is due) of this Stipulation does not and shall not (i) violate any provision of law, rule or regulation applicable to it or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party. With respect to EPA, the undersigned represents and warrants that he/she has authority to enter into this Settlement Agreement.
13. No Reliance. Each Party represents and warrants that in entering into this Stipulation it is relying on its own judgment, belief and knowledge and, as applicable, on that of any attorney it has retained to represent it in this matter. In entering into this Stipulation, no Party is relying on any representation or statement made by any other Party or any person representing such other Party.
14. Modification or Amendment. This Stipulation may be modified or amended only by written agreement executed by each of the Parties and, with regards to any provision impacting the First Lien Lenders and the First Lien Agent, the written consent of the First Lien Lenders or the First Lien Agent, as applicable.
15. Further Assurances. From and after the Effective Date, each of the Parties agrees to use their respective commercially reasonable efforts to execute or cause to be executed and deliver or cause to be delivered all such agreements, instruments and documents and take or cause to be taken all such further actions as may reasonably be necessary from time to time to carry out the intent and purpose of this Stipulation and to consummate the transactions contemplated hereby and thereby.
16. Construction. This Stipulation has been drafted through a cooperative effort of all Parties, and none of the Parties shall be considered the drafter of this Stipulation so as to give rise to any presumption of convention regarding construction of this document. All terms of this Stipulation were negotiated at arms’-length, and this Stipulation was prepared and executed without fraud, duress, undue influence or coercion of any kind exerted by any of the Parties upon the other. In the event of any inconsistency between the terms of this Stipulation and the Plan, the terms of this Stipulation shall govern.
17. Headings. Titles and headings in this Stipulation are inserted for convenience of reference only and are not intended to affect the interpretation or construction of the Stipulation.
18. Execution in Counterpart. This Stipulation may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the Parties to this Stipulation may be transmitted by facsimile or by electronic mail, and such transmission will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces and will be binding upon such party.
19. Severability. If any provision of this Stipulation is determined to be prohibited or unenforceable, then such provision shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.
(Remainder of Page Intentionally Blank; Signatures to Follow)

IN WITNESS WHEREOF, the Parties hereto have executed this Stipulation as of the date set forth above.

ALPHA NATURAL RESOURCES, INC., on behalf of itself and its debtor-affiliates _________________________________ By: Its:	UNITED STATES ENVIRONMENTAL PROTECTION AGENCY ___________________________________ By: Its:

CONTURA ENERGY, INC. ___________________________________ By: Its:	CITICORP NORTH AMERICA, INC., AS FIRST LIEN AGENT ___________________________________ By: Its: